Exhibit 99.1

Picard Medical Announces Leadership Transition

-Chairman, Richard Fang Appointed Interim Chief Executive Officer -

TUCSON, Ariz., June 24, 2026 — Picard Medical, Inc. (NYSE American: PMI) (“Picard Medical” or the “Company”), parent company of SynCardia Systems, LLC (“SynCardia”), maker of the world’s first total artificial heart approved by both the U.S. Food and Drug Administration and Health Canada, today announced a leadership transition.

Patrick NJ Schnegelsberg has stepped down as Chief Executive Officer and as a member of the Company's Board of Directors, effective June 18, 2026. Mr. Schnegelsberg's departure was not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices. Effective June 18, 2026, the Board appointed Richard Fang, Ph.D., Executive Chairman of the Board, as Interim Chief Executive Officer. Dr. Fang will serve as Interim Chief Executive Officer while the Board conducts a search for a permanent Chief Executive Officer and will continue serving as Chairman of the Board.

"SynCardia remains uniquely positioned as the maker of the only FDA-approved total artificial heart," said Richard Fang, Ph.D., Interim Chief Executive Officer and Chairman of the Board. "Our mission remains unchanged: supporting patients with advanced biventricular heart failure, serving our clinical partners, and continuing to advance innovative technologies designed to expand treatment options. The Board of Directors thanks Mr. Schnegelsberg for his service and contributions during a formative period for the Company and wishes him success in his future endeavors. As we search for a permanent replacement to lead the Company, I look forward to working closely with our employees, customers, and stakeholders as we build upon the strong foundation that is in place."

Richard Fang, Ph.D. is a founder and managing partner of Hunniwell Lake Ventures LLC , a med-tech focused venture capital firm founded in 2019. In 2005, Dr. Fang founded Reach Surgical, a minimally invasive surgical instruments company in California. He directed the growth and international expansion of Reach Surgical over a 15-year period, building a globally recognized brand presence across six continents. During that period, Dr. Fang managed the end-to-end lifecycle of three product lines and dozens of SKUs. His tenure with Reach Surgical culminated in the recent sale of the company to a private equity buyer. In addition, Dr. Fang has over 20 years of firsthand expertise as a medical device industry professional, with a proven record of success across the United States, including Johnson & Johnson. He has an MBA from the University of Cincinnati and a Ph.D. in Physics from Purdue University in Indianapolis.

About Picard Medical and SynCardia

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona–based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the STAH is the most widely used and extensively studied artificial heart in the world. For additional information about Picard Medical, please visit www.picardmedical.com or review the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

The Company expressly disclaims any obligation or undertaking to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events, changed circumstances, or otherwise, except as required by law.

Additional information about the Company, including risk factors that may affect the Company's business, financial condition, and results of operations, is contained in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available free of charge at www.sec.gov and on the Company's investor relations website at www.picardmedical.com.

Contact:

Investors
Eric Ribner
Managing Director
LifeSci Advisors LLC
eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC
IR@picardmedical.com

General/Media
Brittany Lanza
blanza@syncardia.com